EXHIBIT 10 (g-3)


           AMENDED SECTION 13 OF THE 1994 MANAGEMENT STOCK OPTION PLAN


     Unless the Committee determines otherwise at the time of grant of an Option or thereafter by amendment of an Option, all or any part of any Option, to the extent unexercised, shall terminate immediately, upon the cessation or termination for any reason of the holder's employment by the Corporation or any Subsidiary, except that the holder shall have until the end of the three-month period following the cessation of his employment with the Corporation or its Subsidiaries, and no longer, to exercise any unexercised Option that he could have exercised on the day on which such employment terminated; provided, that such exercise must be accomplished prior to the expiration of the term of such Option. Notwithstanding the foregoing, if the cessation of employment is due to retirement on or after attaining the age of sixty-five (65) years, or to disability (to an extent and in a manner as shall be determined in each case by the Committee in its sole discretion) or to death, the holder or the representative of the estate of a deceased holder shall have the privilege of exercising the Option which is unexercised at the time of such retirement, or of such disability or death; provided, however, that such exerciser must be accomplished prior to the expiration of the term of such Option and (a) within three months of the holder's retirement or disability, or (b) within six months of the holder's death, as the case may be, unless the Committee at the time of grant of such Option or thereafter by amendment of such Option permits its exercise for a longer period but in no event after the expiration of the term of such Option.


                                       46